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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 of the Registration Statement (Form S-3) and related Prospectus of Integrated Silicon Solution, Inc., for the registration of 772,693 shares of its common stock and to the incorporation by reference therein of our report dated October 27, 1997, except for Note 17 as to which the date is December 3, 1997, with respect to the consolidated financial statements and schedule of Integrated Silicon Solution, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.


San Jose, California
April 14, 1998